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                                                                   EXHIBIT 10.48

                            PER-SE TECHNOLOGIES, INC.
                     BOARD OF DIRECTORS COMPENSATION PROGRAM
                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

                  [effective 01-01-02; updated as of 05-03-02]

The following outlines the terms of the compensation plan for all non-employees serving on the Board of Directors (the "Board") of Per-Se Technologies, Inc. ("Per-Se"). The intent of this plan is to compensate such individuals fairly for their talents and time spent on behalf of Per-Se.

COMPENSATION:

                                CASH COMPENSATION

Board Fees

                  Annual Retainer:                          $16,000.00

                  Board Meeting Fee:                        $ 1,000.00
                  (per meeting attended)

Committee Fees

         (a)      Committee Chair Annual Retainer

                  Audit Committee Chair:                    $4,000.00
                  Other Committees Chairs:                  $2,000.00

         (b)      Committee Meeting Fees
                  (per meeting attended)

                  Audit Committee:                          $2,000.00

                  Other Committees:                         $1,000.00

                               EQUITY COMPENSATION

Stock Options

                  Initial Grant:                            10,000 Shares
                  (upon first election or appointment)

                  Annual Grant:                             10,000 Shares

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ADMINISTRATION:

         General. The Company is the administrator of the plan. The Company is responsible for ensuring timely payment of both the cash and equity elements of the plan according to the guidelines set forth below, and for monitoring and controlling deferred compensation under the plan pursuant to the Per-Se Technologies, Inc. Deferred Stock Unit Plan (the "Deferred Stock Unit Plan). For purposes of annual retainers, annual stock option grants, and deferral elections, a "Board Year" begins with the Annual Meeting of the Board held each year immediately following the Annual Meeting of Stockholders (generally during the month of May), and ends on the day before the next Annual Meeting of the Board.

         Meeting Attendance. Meeting attendance is required for payment of the associated fee. Attendance is determined by the official minutes of the meeting of the Board or committee, as recorded by the Secretary of the meeting (typically, the Secretary of Per-Se). A valid meeting for purposes of compensation can be held in person or by means of conference telephone or similar communications equipment as long as the necessary quorum is present; provided, however, that telephone meetings of committee members held to conclude business of previously adjourned meetings and of less than 30 minutes in duration are considered to be normal contacts in the performance of duties as a Board member and are not compensable as committee meetings. No fee is payable in connection with Board or committee action taken by unanimous written consent in lieu of a meeting.

         Cash Compensation. Cash compensation is paid by check or direct deposit, as requested by the Director, on a quarterly basis, no later than the 15th of the month following the end of the quarter in which the fees are earned. No taxes are withheld. Each Director will receive a Form 1099 at the end of the calendar year with respect to any cash compensation paid during that year.

         Equity Compensation. Equity compensation is in the form of stock options granted from the Per-Se Technologies, Inc. Non-Employee Director Stock Option Plan, as amended. Initial Grants are made as of the date of first election or appointment to the Board. Annual Grants are made as of the date of the Annual Meeting of the Board and are for services rendered during the previous Board Year.

         Deferral of Compensation. The terms and conditions upon which cash compensation may be deferred under the plan are set forth in the Deferred Stock Unit Plan. Initial deferred compensation elections for new Directors must be made within 30 days of election or appointment to the Board. Deferred compensation elections thereafter will be accepted once per year during the 30 days prior to the Annual Board Meeting and will be effective for compensation paid with respect to the following Board Year.


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